CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Fund Service Providers” in the Registration Statement on Form N-1A (the “Registration Statement”) for the T. Rowe Price Asia Opportunities Fund, one of the Funds comprising T. Rowe Price International Funds, Inc. We also consent to the use in this Registration Statement of our report dated April 22, 2014, relating to the financial statements of T. Rowe Price Credit Opportunities Fund, Inc., which appears in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
May 15, 2014